FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this "**Amendment**") is made and entered into as of the 28th day of April, 2011, by and between **NOTTINGHAM HALL IC, LLC**, a Georgia limited liability company ("**Landlord**"), and **SMART ONLINE, INC.**, a Delaware corporation ("**Tenant**").

WITNESSETH:

WHEREAS, Nottingham Hall, LLC, a Delaware limited liability company ("**Original Landlord**"), and Tenant entered into that certain Lease Agreement dated May 1, 2010 (the "**Lease**"), for certain premises in the building known as Nottingham Hall and located at 4505 Emperor Boulevard, Durham, North Carolina (the "**Building**"), consisting of approximately Nine Thousand Eight Hundred Thirty-Seven (9,837) rentable square feet of office space on the third (3rd) floor of the Building known as Suite 320 (the "**Premises**");

WHEREAS, Landlord acquired the Building and has succeeded to the interest of Original Landlord as the "Landlord" under the Lease; and

WHEREAS, the parties desire to extend the Term to November 15, 2013, and to amend certain other terms and conditions of the Lease by means of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:

1. Capitalized Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. Extension of Term. The Term is hereby extended for a period of twenty-five and one-half (25.5) months commencing on October 1, 2011 (the "**Extension Term Commencement Date**") and expiring at 11:59 p.m. on November 15, 2013 (the "**Extension Term**"), unless sooner terminated or extended pursuant to the terms of the Lease, as amended herein or otherwise modified. All references in the Lease to the "Expiration Date" shall hereafter be deemed to mean November 15, 2013. Tenant shall remain subject to all the terms and conditions of the Lease, as amended herein, during the Extension Term.

3. Minimum Rental. During the Extension Term, Minimum Rental for the Premises shall be as follows, payable in accordance with the terms of the Lease, as amended herein:

Period	Minimum Rental Per Rentable Square Foot	Monthly Minimum Rental
10/01/11-11/15/11	$0.00	$0.00
11/16/11-9/30/12	$18.75	$15,370.31
10/1/12-11/15/13	$19.25	$15,780.19

As shown above, Tenant shall be entitled to an abatement of Minimum Rental for the first one and one-half (1.5) months of the Extension Term, commencing upon the Extension Term Commencement Date in the amount of $15,370.31 per full month for a total of $23,055.47 (the "**Abatement**"). In the event of an Event of Default by Tenant under the Lease (as amended), the Abatement referenced above shall be revoked, null and void, and if such Event of Default is not cured within applicable grace periods, then, in addition to any other remedies set forth in the Lease (as amended), the unamortized portion of said Abatement shall be revoked, null and void and Tenant shall immediately repay to Landlord all such unamortized Abatement (said Abatement being amortized on a straight line basis over the Extension Term).

4. Operating Expenses. During the Extension Term, the Operating Expense Stop will be actual Operating Expenses incurred during calendar year 2011.

5. Acceptance of Premises. Tenant hereby accepts the Premises in its "AS IS" condition during the Extension Term and acknowledges and agrees Landlord shall have no obligation to construct any tenant improvements to the Premises or make any alterations or additions thereto, and Landlord shall have no obligation to provide any tenant improvement allowance, rent abatement (other than as provided in **Paragraph 3** above), credit, set-off, or other concession to Tenant.

6. Second Extension Option. So long as the Lease (as amended) is in full force and effect and Tenant (i) has not been in an uncured or unwaived Event of Default during the period commencing on the date of this Amendment and continuing through the Extension Term, (ii) is not in an Event of Default in the performance of any of the covenants or terms and conditions of the Lease (as amended) at the time of notification to Landlord, and (iii) is not in an Event of Default in the performance of any of the covenants or terms and conditions of the Lease (as amended) at the time of commencement of the Second Extension Term, as that term is hereinafter defined, Tenant shall have the option (the "**Second Extension Option**") to further extend the Term for the entire Premises for one (1) additional period of three (3) years (the "**Second Extension Term**"), at the Prevailing Market Rate, as that term is hereinafter defined, subject to the terms and conditions set forth in this **Paragraph 6**. Tenant shall provide Landlord with written notice nine (9) months prior to the expiration of the Extension Term of its exercise of the Second Extension Option (i.e., on or before February 14, 2013). Landlord shall provide Tenant with a written proposal setting forth its determination of the Prevailing Market Rate to further extend the Term within thirty (30) days of receipt of such notice. Tenant shall have thirty (30) days from its receipt of Landlord's proposal to either accept such proposal or to not further extend the Term. The "**Prevailing Market Rate**" shall mean the then prevailing market rate for lease renewals and extensions in the Building and in similar buildings in the vicinity of the Building comparable to the Lease (as amended) and the Premises, which shall be determined by Landlord in its sole but reasonable discretion. If Landlord and Tenant are unable to reasonably agree upon the Prevailing Market Rate within such 30-day period after Tenant's receipt of Landlord's proposal, then Tenant's exercise of the Second Extension Option shall be null and void and of no further force and effect. The right granted to Tenant under **Paragraph 6** is personal to Tenant, and in the event of any assignment of this Lease or sublease by Tenant, this Second Extension Option shall thenceforth be void and of no further force and effect.

7. Security Deposit.

(a) Section 1(k) of the Lease is hereby amended by changing the amount of the Security Deposit from "None" to "Fifteen Thousand Three Hundred Seventy and 31/100 Dollars ($15,370.31)".

(b) As a further inducement for Landlord to enter into this Amendment, within thirty (30) days of the execution of this Amendment, Tenant shall deposit with Landlord the Security Deposit which shall be held by Landlord to secure all of Tenant's obligations and liabilities under the Lease (as amended); provided, however, the Security Deposit is not intended to be an advance rental deposit or a measure of Landlord's damages for an Event of Default by Tenant. After providing prior written notice to Tenant, Landlord may use any portion of the Security Deposit to satisfy any of Tenant's unperformed obligations or liabilities hereunder, without prejudice to any of Landlord's other remedies. If so used, Tenant shall pay Landlord an amount that will restore the Security Deposit to its original amount immediately upon demand from Landlord. In connection with any waiver of an Event of Default by Tenant or modification of the Lease (as amended), Landlord may require that Tenant provide Landlord with an additional amount to be held as a part of the Security Deposit. The unused portion of the Security Deposit will be returned to Tenant within a reasonable period of time after the end of the Term, provided that Tenant has fully and timely performed its obligations hereunder throughout the Term. In the event of a sale or leasing of the Building by Landlord, Landlord shall have the right to transfer the Security Deposit to the purchaser or tenant and will provide written notice of such transfer to Tenant, and upon such transfer, Landlord shall be deemed released by Tenant from all liability for the return of the Security Deposit. Tenant agrees to look solely to the new landlord for the return of the Security Deposit. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Landlord shall not be required to keep the Security Deposit separated from other funds of Landlord, and Tenant shall not be entitled to interest on the Security Deposit. In no event shall Tenant be entitled to apply the Security Deposit to any rental or other sum of money payable under the Lease (as amended).

8. Other Amendments. The Lease is further hereby amended as follows:

(a) Notices. Section 1(j) of the Lease is hereby amended to provide that Landlord's current address for notices and Lease payments are as follows:

Notices to Landlord:	Nottingham Hall IC LLC c/o: American Real Estate Partners 2500 Meridian Parkway, Suite 135 Durham, North Carolina 27713 Attention: Property Manager
With a copy to:	Nottingham Hall IC LLC c/o: The Brookdale Group, LLC 3455 Peachtree Road, N.E., Suite 700 Atlanta, Georgia 30326 Attention: Mr. Fred Henritze

Rent Checks to:

Nottingham Hall IC LLC
c/o: The Brookdale Group, LLC
3455 Peachtree Road, N.E.
Suite 700
Atlanta, Georgia 30326
Attention: Mr. David Hendrickson

(b) Building Size. As of the Extension Term Commencement Date, the meaning of Building in Section 1(b) of the Lease is hereby amended by revising the Building rentable square forage from "approximately 105,263 rentable square feet of office space" to "approximately 105,297 rentable square feet of office space".

(c) Tenant's Proportionate Share. As of the Extension Term Commencement Date, Section 1(i) of the Lease is hereby amended by revising all references in the Lease for purposes of determining Tenant's Proportionate Share from "9.35%" to "9.34%", based on the rentable square feet of the Building being 105,297 rentable square feet of office space.

(d) Assignment and Subletting.

(i) As of the date hereof, Section 22(a) of the Lease is hereby amended by deleting the first sentence thereof and replacing it with the following: "Tenant shall not assign, sublet, mortgage, pledge or encumber this Lease, the Premises, or any interest in the whole or in any portion thereof, directly or indirectly, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, except as otherwise expressly set forth herein."

(ii) As of the date hereof, Section 22(c) of the Lease is hereby amended by adding the following to the end thereof: "Additionally, notwithstanding anything contained herein to the contrary, in no event shall Tenant assign this Lease or enter into any sublease, license, concession or other agreement for use, occupancy or utilization of any part of the Premises, or otherwise transfer its rights hereunder, if the same would (i) require the payment of any consideration that would not qualify as "rents from real property", as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended (the "**Code**"), or (ii) cause any portion of the amounts payable under this Lease to fail to qualify as rents from real property within the meaning of said Section 856(d) of the Code."

(iii) As of the date hereof, Section 22(g) of the Lease is hereby amended by deleting the first sentence thereof and replacing it with the following: "Notwithstanding anything contained herein to the contrary, the consent requirement in Section 22(a), above, shall not be applicable to any assignment of this Lease or subletting of the Premises to an Affiliate (hereinafter defined) of Tenant; provided, however, that in each instance, (i) Tenant shall give Landlord at least ten (10) business days' prior written notice of any proposed sublease or assignment to an Affiliate, which notice shall contain information and documentation reasonably acceptable to Landlord evidencing that the proposed assignee or subtenant is an Affiliate, (ii) the tangible net worth of an Affiliate with respect to any proposed sublease or

assignment is equal to or greater than the greater of Tenant's tangible net worth on the date of the First Amendment to Lease Agreement and Tenant's net worth immediately prior to the effective date of the transfer (without giving effect to any sale or transfer of assets), and (iii) Tenant shall provide Landlord with a copy of the proposed assignment or sublease document."

9. Brokers. Each of Tenant and Landlord represent and warrant to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than CB Richard Ellis, Inc., which represented Landlord, and Trinity Partners, LLC, which represented Tenant, in the negotiating and making of this Amendment, and each of Tenant and Landlord agree to indemnify and hold the other, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims, and losses, including reasonable attorneys' fees and costs, incurred by the other in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Building or Premises or claiming to have caused Tenant or Landlord to enter into this Amendment.

10. Ratification of Lease. Tenant hereby affirms that as of the date hereof, the Lease is in full force and effect, that the Lease has not been modified or amended (except as provided in this Amendment) and that all of Landlord's obligations accrued to date have been performed. Tenant hereby ratifies the provisions of the Lease on behalf of itself and its successors and assigns and agrees to attorn and be bound to Landlord and its successors and assigns as to all of the terms, covenants and conditions of the Lease, as amended herein. Tenant further agrees to fulfill all of its obligations under the Lease, as amended herein, to Landlord throughout the remainder of the Term, as extended herein.

11. No Defaults. Tenant hereby agrees that there are, as of the date hereof, regardless of the giving of notice or the passage of time, or both, no defaults or breaches on the part of Landlord or Tenant under the Lease.

12. Headings. The headings used herein are provided for convenience only and are not to be considered in construing this Amendment.

13. Entire Agreement. This Amendment represents the entire agreement between the parties with respect to the subject matter hereof. Landlord and Tenant agree that there are no collateral or oral agreements or understandings between them with respect to the Premises or the Building other than the Lease and this Amendment. This Amendment supersedes all prior negotiations, agreements, letters or other statements with respect to Tenant's extension of the Term.

14. Binding Effect. This Amendment shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

15. Confirmation of Lease. Except as expressly amended and modified by this Amendment, the Lease shall otherwise remain unmodified and in full force and effect, and the parties hereto hereby ratify and confirm the same. To the extent of any inconsistency between the Lease and this Amendment, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment under seal as of the day and year first above written.

LANDLORD:

NOTTINGHAM HALL IC, LLC,
a Georgia limited liability company

By: Brookdale Six REIT, Inc.,
a Maryland corporation, its sole member

By: [signature]
Name: Fred H. Henritze
Title: President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

TENANT:

SMART ONLINE, INC.,
a Delaware corporation

By: D. Shalek CFO
Name: Thaddeus J. Shalek
Title: Chief Financial Officer